Exhibit 10.1

April 6, 2009

Dear Michael,

The purpose of this letter is to amend and restate the provisions of your offer letter with Support Soft, Inc., a Delaware Corporation (the “Company”), dated April 24, 2006 and amended and restated as of October 29, 2008 (the “Offer Letter”).

On behalf of the Company, we are pleased to offer to continue your employment with the Company in the position of Executive VP, General Manager, Enterprise reporting to the Chief Executive Officer of the Company. In this position your annual rate of base salary shall continue to be $250,000. The base salary will be paid semi-monthly in accordance with the Company’s normal payroll procedures. You will also be eligible for bonus compensation under the Company’s Executive Incentive Compensation Plan (“Incentive Plan”). Your maximum annual incentive bonus opportunity under our Incentive Plan will continue to be 60% of your annual salary, for an annual On Target Earnings (OTE) of $400,000, subject to further adjustment by the Compensation Committee of the Company’s Board of Directors. The Incentive Plan has both a corporate performance component and an individual Management by Objectives (MBO) component. Any such bonus shall be paid to you within thirty (30) days following the end of the performance period with respect to which the bonus relates in accordance with the terms of the Incentive Plan; provided that in no event will any such bonus be paid to you earlier than the first day following the end of the period to which the bonus relates or later than March 15 of the year following the year to which the bonus relates.

As a Company employee, you are eligible to receive all employee benefits, which include health care (medical, vision, prescription drug, dental, hospital) and life and disability insurance (life, accidental death and dismemberment, long term disability, short term disability), vacation (paid time off) of 20 days per annum and 12 public holidays in accordance with the company’s published schedule, etc. You should note that the Company reserves the right to modify compensation and benefits from time to time, as it deems prudent.

If your employment with the Company terminates as a result of an Involuntary Termination (except as provided for below in the context of an Enterprise Sale) and you execute and deliver to the Company the Company’s standard General Release and Waiver of Claims Agreement (the “Release”) and that Release becomes effective within sixty (60) days following your termination date, then you will become entitled to receive a lump sum severance payment in an amount equal to six months of your base salary (at the rate in effect at the time of your termination) less applicable withholdings (the “Severance Payment”). The Company will pay the Severance Payment on the first payroll date after the sixty (60) day period following the date of your Involuntary Termination in which the Release becomes effective.

Notwithstanding anything in this letter agreement to the contrary, the Company’s Stock Option Plan or the applicable stock option agreements to the contrary, if the Company is subject to a Change of Control (as defined in the Stock Option Agreement) before your employment with the Company terminates and you are subject to an Involuntary Termination within 12 months on or after that Change of Control, then 100% of the then-unvested shares subject to your new hire stock option grant will become vested and exercisable at the time of such Involuntary Termination (as defined below). Notwithstanding anything to the contrary in the Stock Option Agreement, a “going private” transaction shall not constitute a Change of Control.

Notwithstanding anything in this letter agreement to the contrary, if the Company consummates an Enterprise Sale (as defined below) and you execute and deliver a Release on a timely basis to the Company and that Release becomes effective in accordance with its terms following the expiration of any applicable revocation period, then you will become entitled to receive a lump sum payment of $250,000, less applicable withholdings (the “Transaction Payment”), in lieu of the Severance Payment and accelerated vesting described in the fourth and fifth paragraphs of this letter agreement, payable in the manner and at the time described below. If pursuant to, or in connection with, the consummation of an Enterprise Sale you accept employment with the buyer of the enterprise-focused assets of the Company and you execute and deliver to the Company a Release that becomes effective within sixty (60) days following the date of your termination from the Company, then the Company will pay the Transaction Payment to you on the first payroll date following the earlier of (x) the date your employment with the buyer terminates, if the buyer terminates your employment for any reason within one hundred eighty (180) days after the date the Enterprise Sale is consummated and (y) the one-hundred eightieth (180th) day following the date upon which the Enterprise Sale is consummated. If, following the consummation of an Enterprise Sale, you are not offered employment with the buyer of the enterprise-focused assets of the Company pursuant to the Enterprise Sale, your employment with the Company is terminated and you execute and deliver to the Company a Release that becomes effective within sixty (60) days following the date of your termination from the Company, the Company will pay the Transaction Payment to you on the first payroll date after the sixtieth (60th) day following the date upon which the Enterprise Sale is consummated. “Enterprise Sale” means a sale of all or substantially all of the enterprise-focused assets of the Company in one transaction or a series of transactions, whether by merger, consolidation, reorganization, recapitalization, restructuring, leveraged buyout, sale of assets or otherwise. For the avoidance of doubt, a sale of the Company and its subsidiaries as a whole in one transaction or a series of related transactions, whether by merger, consolidation, reorganization, recapitalization, restructuring, leveraged buyout, sale of assets or otherwise, and whether to one or several buyers (and whether or not the Company’s enterprise-focused assets are sold to a different buyer than its consumer-related assets), shall not be deemed an Enterprise Sale. For the avoidance of doubt, the Transaction Payment contemplated by this paragraph shall be in lieu of, and not in addition to, any Severance Payment to which you might otherwise be entitled under this letter agreement.

Should you timely elect under Code Section 4980B to continue health care coverage under the Company’s group health plan for yourself, your spouse and your eligible dependents following the termination of your employment with the Company in connection with the consummation of an Enterprise Sale, then the Company shall provide such continued health care coverage for you and your spouse and other eligible dependents at its sole cost and expense. Such health care coverage at the Company’s expense shall continue until the earlier of (i) the expiration of the eighteen (18) month period measured from the date of your termination from employment with the Company following the consummation of an Enterprise Sale and (ii) the first date you are covered under another employer’s heath benefit program which provides substantially the same level of benefits without exclusion for pre-existing medical conditions.

Notwithstanding any provision in this letter agreement to the contrary, the following special provisions shall govern the payment date of your Severance Payment and/or Transaction Payment in the event that any such payment is deemed to constitute an item of deferred compensation under Section 409A:

(i) The payment will not be made at any time prior to the date of your Separation from Service, and

(ii) The payment shall not be made or paid to you prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of your Separation from Service with the Company or (ii) the date of your death, if you are deemed at the time of such Separation from Service a “key employee” within the meaning of that term under Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2). Upon the expiration of the applicable deferral period, all payments deferred pursuant to this paragraph shall be paid to you in a lump sum.

For purposes of this letter agreement, the following definitions shall be in effect:

“Involuntary Termination” means either: (a) that your employment is terminated by the Company without Cause or (b) that you resign for Good Reason (as defined below). You may terminate your employment hereunder for Good Reason upon satisfaction of the following requirements: (A) notifying the Company within 90 days after the occurrence of the act or omission constituting grounds for the Good Reason termination, (B) providing the Company at least 30 days to correct such act or omission and (C) upon the Company’s failure to take such corrective action within such 30-day period, giving the Company written notice of such Good Reason termination within 5 business days thereafter, with such Good Reason termination to be effective immediately upon delivery of such notice to the Company. In order to receive any benefits upon termination, you will be required (i) to sign the Company’s standard General Release and Waiver of Claims Agreement and (ii) to return all Company property. Involuntary termination does not include a termination by reason of your death or Permanent Disability.

“Permanent Disability” means your inability to perform the essential functions of your position with or without reasonable accommodation for a period of 120 consecutive days because of your physical or mental impairment.

“Cause” means a determination in the reasonable good faith of the Company that you have: (a) engaged in any act of fraud, embezzlement or dishonesty or any other act in violation of the law, including but not limited to, the conviction of, or pleading no lo contender to, a felony (except for ordinary traffic violations); (b) materially breached your fiduciary duty to the Company; (c) unreasonably refused to perform the good faith and lawful instructions of the Chief Executive Officer (d) engaged in willful misconduct or gross negligence (e) willfully breached the Employment, Confidential Information and Invention Assignment Agreement; or (f) made any willful unauthorized use or disclosure of confidential information or trade secrets of the Company (or any parent or subsidiary).

“Good Reason” means (a) your employment duties or responsibilities are materially diminished by the Company without your prior written consent; (b) a material change in the geographic location of your place of employment without your approval, with a relocation of more than fifty (50) miles to be deemed material for purposes of this letter agreement; (c) a material breach by the Company of its obligations under the terms of this offer letter; or (d) in connection with a Change of Control, you report to someone other than the Chief Executive Officer of the parent or successor entity.

“Separation from Service” means your cessation of employee status and shall be deemed to occur at such time as the level of the bona fide services you are to perform in employee status (or as a consultant or other independent contractor) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services you rendered in employee status during the immediately preceding thirty-six (36) months (or such shorter period for which you may have rendered such service). Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Section 409A. You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

You agree that, during the term of your employment with the Company, you will not actively engage in any other employment, occupation, consulting or other business directly or indirectly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

As a Company employee, you are expected to abide by the Company’s rules and regulations. You are expected to comply with the Employment, Confidential Information and Invention Assignment Agreement (the “Employee NDA”) you previously executed that requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information.

As provided in the Employee NDA, in the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in San Mateo County, California (or some other mutually agreed upon location) under the National Rules for the Resolution of Employment Disputes. The Company agrees to pay the fees and costs of the arbitrator. However, as also provided in the Employee NDA, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the other party’s trade secrets or proprietary information.

To indicate your acceptance of the terms of this letter, please sign and date this letter on or before April 6, 2009 and return it to Lucy Gopinath. A duplicate original is enclosed for your records. This letter, along with the agreement relating to proprietary rights between you and the Company, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an authorized representative of the Company and you.

Sincerely,

SupportSoft, Inc.

/s/ Anne-Marie Eileraas
Anne-Marie Eileraas
Senior Vice President, General Counsel and Secretary

By signing this Offer Letter, I hereby accept, acknowledge and agree to the terms and conditions as stated above.

On this 6th day of April, 2009

/s/ Michael Sayer
Michael Sayer